VALUE LINE CENTURIAN FUND, INC.

               SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATION
                                   EXHIBIT 16

Year(s) Ended 12/31/96:            1 year       5 years        10 years
                                   ------       -------        --------

Initial Investment:                1,000          1,000          1,000
Balance at End of Period:          1,173          1,859          4,105
Change:                              173            859          3,105

Percentage Change:                 17.34%         85.93%        310.50%

Average Annual Total Return:       17.34%         13.21%         15.17%